Exhibit 5.3

Honolulu Office

Cades Schutte Building

1000 Bishop Street • Suite 1200

Honolulu, Hawai‘i 96813-4216

P.O. Box 939 • Honolulu, Hawai‘i 96808-0939

www.cades.com

Tel (808) 521-9200 • Fax (808) 521-9210

June 23, 2020

Marriott Ownership Resorts, Inc.

6649 Westwood Blvd.

Orlando, FL 32821

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to (a) Hawaii Vacation Title Services, Inc.; REP Holdings, Ltd.; Vistana Hawaii Management, Inc.; and Vistana Vacation Services Hawaii, Inc. (each incorporated under the law of the State of Hawaii and referred to in this opinion letter as a “Hawaii Corporation”) and (b) Aqua Hotels & Resorts, LLC; Aqua Luana Operator LLC; Aqua-Aston Hospitality, LLC; Diamond Head Management LLC; Hotel Management Services LLC; Kai Management Services LLC; Maui Condo and Home, LLC; and RQI Holdings, LLC (each organized under the law of the State of Hawaii and referred to in this opinion letter as a “Hawaii LLC”) (the Hawaii Corporations and the Hawaii LLCs are referred to herein as the “Hawaii Guarantors”) in connection with the proposed issuance by Marriott Ownership Resorts, Inc., a Delaware corporation (the “Issuer”), of up to $350,000,000 aggregate principal amount of 4.750% Senior Notes due 2028 (the “New Notes”) in exchange for any and all of the Issuer’s $350,000,000 aggregate principal amount of outstanding 4.750% Senior Notes due 2028 pursuant to a registration statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on or about the date hereof under the Securities Act of 1933, as amended (the “Act”). The New Notes are to be issued under an Indenture dated as of October 1, 2019, by and among the Issuer, Marriott Vacations Worldwide Corporation (the “Parent Guarantor”), the Hawaii Guarantors and the other guarantors party thereto (the “Subsidiary Guarantors” and, together with the Parent Guarantor, the “Guarantors”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Indenture”). The Indenture includes the guarantees by the Hawaii Guarantors of the New Notes (collectively, the “Guarantees”). This opinion letter is being furnished at the request of the Hawaii Guarantors in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related prospectus (the “Prospectus”), other than as expressly stated herein with respect to the issue of the New Notes and the Guarantees.

Kailua-Kona Office • Suite B-303 • 75-170 Hualalai Road • Kailua-Kona, Hawai‘i 96740-1737 • Tel (808) 329-5811 • Fax (808) 326-1175

Waimea Office • Suite 205 • 65-1291 Kawaihae Road • Kamuela, Hawai‘i 96743 • Tel (808) 885-5073 • Fax (808) 326-1175

Kahului Office • Suite 204 • 444 Hana Highway • Kahului, Hawai‘i 96734 • Tel (808) 871-6016 • Fax (808) 871-6017

Lihue Office • Suite A • 3135 Akahi Street • Lihue, Hawai‘i 96766 • Tel (808) 245-1922 • Fax (808) 540-5015

Marriott Ownership Resorts, Inc.

June 23, 2020

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this opinion letter, including the Indenture, the Guarantees, the articles of incorporation and bylaws of the Hawaii Corporations, the articles of organization and operating agreements of the Hawaii LLCs, the resolutions or written consents of the board of directors of each of the Hawaii Corporations and the resolutions or written consents of the board of managers, manager or sole member of each of the Hawaii LLCs, as applicable. With your consent, we have also relied upon certificates and other assurances of officers or other representatives of the Hawaii Guarantors as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of Hawaii, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within the State of Hawaii. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1. Each Hawaii Corporation is an existing corporation under the laws of the State of Hawaii. Each Hawaii LLC is an existing limited liability company under the laws of the State of Hawaii.

2. Each Hawaii Corporation has the corporate power and authority under its articles of incorporation and bylaws, and under applicable corporate law, to own, lease, and operate its properties and to conduct its business as described in the Registration Statement and the Prospectus. Each Hawaii LLC has the limited liability company power and authority under its articles of organization and operating agreement, and under applicable limited liability company law, to own, lease, and operate its properties and to conduct its business as described in the Registration Statement and the Prospectus.

3. The Indenture has been authorized by all necessary corporate action of each Hawaii Corporation and, to the extent the law of the State of Hawaii is applicable, has been duly executed and delivered by each Hawaii Corporation. The Indenture has been authorized by all necessary limited liability company action of each Hawaii LLC and, to the extent the law of the State of Hawaii is applicable, has been duly executed and delivered by each Hawaii LLC.

This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion letter as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Cades Schutte LLP